Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-258755 and 333-231712 on Form S-8 and 333-286121, 333-273829 and 333-278916 on Form S-3 of Dyadic International, Inc. of our report dated March 25, 2026 relating to the financial statements, appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

Livingston, New Jersey
March 25, 2026